 Exhibit 99

Marine Products Corporation Reports Fourth Quarter 2015 Financial Results

ATLANTA, January 27, 2016 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended December 31, 2015. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral builds sterndrive, jet drive and outboard pleasure boats, including H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Signature Cruisers, SunCoast Sportdeck outboards and Vortex Jet Boats. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended December 31, 2015, Marine Products generated net sales of $49,881,000, a 33.2 percent increase compared to $37,441,000 in the same period of the prior year. The increase in net sales was due to higher unit sales of our Robalo outboard sport fishing boats, as well as higher sales of our Chaparral Suncoast outboard boats during the quarter as compared to the prior year.

Gross profit for the quarter was $11,117,000, or 22.3 percent of net sales, a 49.5 percent increase compared to gross profit of $7,434,000, or 19.9 percent of net sales, in the same period of the prior year. Gross profit for the fourth quarter increased compared to the prior year due to higher net sales and higher production volumes, which led to improved manufacturing efficiencies. Gross margin improved during the quarter compared to the prior year due to higher production volumes and improved manufacturing efficiencies.

Operating profit for the quarter was $5,420,000, an increase of more than 100 percent, compared to $2,537,000 in the fourth quarter of last year. Selling, general and administrative expenses were $5,697,000 in the fourth quarter of 2015, an increase of 16.3 percent compared to the fourth quarter of 2014. Selling, general and administrative expenses increased due to expenses that vary with sales and profitability, as well as higher advertising expenses. These increases were partially offset by decreases in warranty expenses, a result of favorable warranty claims experience. Selling, general and administrative expenses were 11.4 percent of net sales during the fourth quarter of 2015, a decrease compared to 13.1 percent of net sales during the same period of the prior year.

Net income for the quarter ended December 31, 2015 was $3,845,000, an increase of $1,804,000 or 88.4 percent, compared to net income of $2,041,000 for the fourth quarter of 2014. Diluted earnings per share were $0.10 in the fourth quarter of 2015, an increase of $0.05 per share compared to the fourth quarter of the prior year.

Net sales for the twelve months ended December 31, 2015 were $207,061,000, an increase of 21.1 percent compared to the prior year. Net income for the twelve months ended December 31, 2015 was $14,306,000 or $0.39 earnings per diluted share, compared to net income of $8,914,000, or $0.24 earnings per diluted share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “The fourth quarter of 2015 continued the favorable sales trends that we have reported throughout 2015. The 2015 retail selling season was strong, and the dealer and customer reception of many of our new product offerings has been positive. Our profitability improved compared to the fourth quarter of last year because we have gained efficiencies from higher production and more efficient manufacturing processes. In addition, we realized some cost savings from lower raw materials prices. Unit sales growth among our Robalo sport fishing boats continues to be strong, particularly in sales of our new Robalo 160 models. Chaparral SunCoast outboard sales continued to grow as well and we continue to be optimistic about the SunCoast models that we introduced for the 2016 model year.

Page 2 Fourth Quarter 2015 Earnings Press Release

“Early results of attendance and sales from the 2016 boat show season are favorable, and our order backlog is higher than at this time last year. I am proud of our innovative efforts which are driving growth in a broader product offering. Due in part to our confidence in the effort, we have increased production slightly during the first quarter in order to meet dealer and consumer demand as the 2016 retail selling season approaches,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, January 27, 2016 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 481-2877 or (719) 457-2727 for international callers and using the conference ID #6493081. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo offshore sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our increasing optimism about the selling environment for our products; our belief that the market for recreational boating continues to improve; our expectation that dealer and consumer demand will increase as the 2016 retail selling season approaches; and our belief that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2014.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Page 3 Fourth Quarter 2015 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter				Twelve Months
	2015	2014	% BETTER (WORSE)	2015	2014	% BETTER (WORSE)
Net Sales	$49,881	$37,441	33.2%	$207,061	$171,050	21.1%
Cost of Goods Sold	38,764	30,007	(29.2)	163,261	138,379	(18.0)
Gross Profit	11,117	7,434	49.5	43,800	32,671	34.1
Selling, General and Administrative Expenses	5,697	4,897	(16.3)	23,249	20,665	(12.5)
Operating Profit	5,420	2,537	113.6	20,551	12,006	71.2
Interest Income	95	162	(41.4)	420	521	(19.4)
Income Before Income Taxes	5,515	2,699	104.3	20,971	12,527	67.4
Income Tax Provision	1,670	658	(153.8)	6,665	3,613	(84.5)
Net Income	$3,845	$2,041	88.4%	$14,306	$8,914	60.5%

EARNINGS PER SHARE
Basic	$0.10	$0.06	66.7%	$0.39	$0.24	62.5%
Diluted	$0.10	$0.05	100.0%	$0.39	$0.24	62.5%

AVERAGE SHARES OUTSTANDING
Basic	36,881	36,898		36,955	36,937
Diluted	37,083	37,187		37,147	37,228

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MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2015	2014
ASSETS
Cash and cash equivalents	$7,986	$4,072
Marketable securities	7,825	3,653
Accounts receivable, net	1,256	2,369
Inventories	32,638	28,819
Income taxes receivable	820	123
Deferred income taxes	-	2,480
Prepaid expenses and other current assets	2,119	1,706
Total current assets	52,644	43,222
Property, plant and equipment, net	12,761	9,890
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	27,129	33,831
Deferred income taxes	4,338	3,214
Other assets	10,032	9,893
Total assets	$110,677	$103,823

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$3,681	$3,577
Accrued expenses and other liabilities	10,117	9,631
Total current liabilities	13,798	13,208
Long-term pension liabilities	6,590	7,039
Other long-term liabilities	77	82
Total liabilities	20,465	20,329
Common stock	3,811	3,813
Capital in excess of par value	3,879	3,895
Retained earnings	84,423	77,755
Accumulated other comprehensive loss	(1,901)	(1,969)
Total stockholders' equity	90,212	83,494
Total liabilities and stockholders' equity	$110,677	$103,823